INDIA NON JUDICIAL

Government of National Capital Territory of Delhi

e-Stamp

सत्यमेव जयते

Certificate No.	:	IN-DL92299650455545N
Certificate Issued Date	:	14-Dec-2015 04:53 PM
Account Reference	:	IMPACC (IV)/ dl739803/ DELHI/ DL-DLH
Unique Doc. Reference	:	SUBIN-DLDL73980382795294146869N
Purchased by	:	AIR TRAVEL BUREAU LTD
Description of Document	:	Article 5 General Agreement
Property Description	:	Not Applicable
Consideration Price (Rs.)	:	0 (Zero)
First Party	:	AIR TRAVEL BUREAU LTD
Second Party	:	STATE BANK OF INDIA
Stamp Duty Paid By	:	AIR TRAVEL BUREAU LTD
Stamp Duty Amount(Rs.)	:	100 (One Hundred only)

Please write or type below this line

For ATB Finance & Investment (P) Ltd

Director

For Air Travel Bureau Limited

Chairman & Managing Director

Shweta Narain

For A & M Commercial Pvt. Ltd.

Director

Statutory Alert:

1. The authenticity of this Stamp Certificate should be verified at "www.shcilestamp.com". Any discrepancy in the details on this Certificate and as available on the website renders it invalid.
2. The onus of checking the legitimacy is on the users of the certificate.
3. In case of any discrepancy please inform the Competent Authority.

Meenakshi Saxena

SME -1

LETTER OF ARRANGEMENT

To

M/s Air Travel Bureau Ltd.
M-95, Connaught Circus,
New Delhi

Letter No. --

Dated: 17/12/2015

Dear Sirs,

ADVANCES TO SME SEGMENT
SANCTION OF CREDIT FACILITIES

With reference to your application dated 28-02-15 requesting us for sanction of Working Capital Limits and / or Term Loan Limits at existing / enhanced levels and subsequent correspondence in this regard, we have pleasure in advising sanction/ continuation of the following credit facilities, which are available subject to your acceptance / fulfillment of the Terms and Conditions details in Annexure A & B.

(Rs.in crore)

	Facilities	Limits
	Fund Based:	
a	Cash Credit (Hyp.) limit	66.00
b	Stand by Line of Credit	5.00
c	Term Loan (Existing SME Car Loans) #	0.40
	Total Fund Based Limits	**71.40**
	Non Fund based:	
a	Bank Guarantee (Performance)	9.00
	Total Non-Fund Based Limits	**9.00**
	Total FB+NFB	**80.40**

 # Outstanding as on 09.09.2015.
@ Interchangeability between fund-based and non-fund based limits to the extent of 5% of total limits,i.e. Rs 4.00 cr.

We are forwarding this letter in duplicate along with Annexure A & B and shall be glad if you return to us the originals duly signed by you and the guarantors in token of having accepted the terms and conditions, below the words "We Accept" appearing at the end of the Annexure and retain the duplicate thereof for your record.

Thereafter, you may call on us with the guarantors, preferably with prior appointment, to execute the documents in this regard.

Assuring you of our best services at all times

Yours faithfully,

Branch Manager
SBI,SME Connaught Circus
New Delhi

Relationship Manager
SBI SME Connaught Circus
New Delhi

Encl: Terms and Conditions- Annexure A & B

For ATB Finance & Investment (P) Ltd

Sujata Narain

Page 1 of 15

Director

For A & M Commercial (P) Ltd.

Director

For Air Travel Bureau Limited

Chairman & Managing Director

Minakshi Saxena

TERMS AND CONDITIONS
ANNEXURE A

1. **SECURITY:**

LIMIT	PRIMARY SECURITY	COLLATERAL SECURITY	
		IMMOVABLE PROPERTY / PAPER SECURITY	PERSONAL / THIRD PARTY GUARANTEE
Cash Credit (Hyp.) / SLC / BG	Exclusive hypothecation charge over the company's all present & Future Book Debts/Receivables as also clean or documentary bills, domestic or export, whether accepted or otherwise and the cheques / drafts / instruments etc drawn in its favour and all other current assets	@ As detailed below.	**Personal Guarantee of:** 1. Shri Sunil Narain, 2. Shri Saurabh Narain, 3. Shri Anil Saxena, **Third Party Guarantee of:** 1. Smt Sangeeta Narain, 2. Smt Meenakshi Saxena **Corporate Guarantee** 1. ATB Finance & Investment Pvt. Ltd. 2. A&M Commercial Pvt Ltd.
Term Loan (SME Car Loans)	First hypothecation charge over the vehicle purchased from Bank finance		
BG	Stipulated Cash margin		

For ATB Finance & Investment (P) Ltd

Director

For Air Travel Bureau Limited

For A & M Commercial P. Ltd.

Director

Chairman & Managing Director

Page 2 of 15

@ CollateralSecurity I I Details of Immovable Property Owned by 1 Ekllt" adm itS<.Jrll1g 1991Y.! yw:i:l> or 100% SQ ad33 82 sq meW u 6-'31!:'2 m;:;Gl<d - NaraiF1 Mtllenlllu"lSla< Oi'lolv PatJ RO!Id Plot 00 163, 1012 Nii!aal Commerooalproperty 51 utllt 507 GlObal Foyer,cttalcKal'pUr se-clor-43. iu Tuw!tt-R at Pulrneria GS!den E to.Sector l"'e adme3SIIrnQ 1875 sqlt • Vil'.age . i oratll Ltd. • I fur A cf M Corraui'Giaj '--\ /)I ,. .I. , 1 • ·-INata.n I R8$K!l!ntla' plot No-398 Block-& Sec!Gf t Greater Nolc!il.UP edmellSUtflg 300 $< meters Sunil Nitfil'n 2 Shop No-2\3 SQuare Ooe Moll Pfot llO c-2 . Sailel New De!ht-17 : aorn t.11i119 1734 sqm r t-IMeenai<stlt Sa etla Rl!Sidennar tiollStl fl-3152 Upper Ground Fi:Mx Saloarjung Enclave,New 3 .s .11n1 s.,>.eN 6 R ld""'-lai fialNo-31$ (MIG) Kautily"1\p;:t. f>W,o;t·6. Pl'laSe-11 1•• FJOO( tor 14 OW.lf•:: l O.Oiht ·odm&3,Urlr>g OOS.sq fj Mc:Of\.Ck!J' &)1.0• •D r--Flat V·l<IG 14• floof,Regency Pati-JI,OLF Cl}'.GUI' liOII <: dm\?asunng 165 CS 8Q S<lr\11 NanM & I Sil ta Nan:lill 5 Orf ee Fta; 306 DlFGaliena OLF C.:.y Gurgaon. AlfS;;rea or 364 tl4 sqlt t lid - ATB Ftoonce Offlc\\ Flat '308 DlF Gallt!t•a DtF C•ty Gun llr.lrneasUrino 36 82sq meter 1 (!# 3'J-< 0 SQft - rnvestrr.ilnt P\.t L:d r---R llliii\IICII Flat lo-ner Grouno Floo• saroal)ungBlclave. Ne·,,.Deln,l A&M a lld.. mlr rng 199 .sq ,aror Hl6 "ho P,1Lld Commemaloropen301,MmenniiKtl SCm,Ol!o\a PaW ROlld. Plol110 153 a.et•Ptme. al!m tasurillg104lSQ It Shn Saurabfl 10 COitlltl«!foal prop-.. 1) :W2 , ISilO SiJII!8b11 CT S no 3el1 '"'/2 39 5 .aQ Gh Plld•, PUtJe, ildme;hUril'lg sq t1 f-- 11 Guflla-:tn. adw.&allur•r.:;sq ft SUnM Nara'" 1 P AJt Tr;·,al &•t;!< lld tE St> R<iuleSTr;l'd! l Comrt>etcial oroPOr'IY Unll l'lo-316.3"'!loor BesleGh Cybcr PW'k. Nl!IS!ngllpur NH-tl GulQaOO <IOI'I'i!a$Ufll'lQ 2500sqtt a. Fill111\W "G!Qbal Fo1e• • ((::lrm51y as City SQpe Sn. Sulld Nara 1.1 0' "-· - no Ct\<ll<.<arpt f.GQlfCoorse RO<MI. Sedor .:3 G!ll1laon Haryana 12200? lY.Itneas..ori,.g 1016 sq II 15 no-9 FltlhFuel" (lorrr.erly J<nownat C•ty Sc;apeVdfaga Cllo!ti<a<pur GetC! oOJtse R=:l Sec!OI' 43.Gurvaon H oa '22002. lldme unng't Sh Slloll N Sit Sunil N.ao t n t618 noor 'Gklbal OffiCe •n 12 ROS!denl<$1 un.lR·701".i" f!Oof. 01'11Cfon ·3 at C a1er Nolda U \Qof, tS16 CTSno g.. 3912 39 &<<;O Gl'lorpach t G tr. ..e Res•ctentlal metrr or 1777sqtt rr1U' Suno

2. PERIOD OF ADVANCE & REPAYMENT TERMS:

Working Capital: Repayable on demand. The facility which has been sanctioned on **17.09.2015** is available for 12 months from that date, subject to review every 12 months, when it may be cancelled / reduced depending upon the conduct and utilisation of the advance, or as per the Bank's Scheme.

Standby Line of Credit:

- SLC to be disbursed on written request of the customer.
- No cheque book will be issued in SLC.
- SLC to be regularised in maximum 3 months of disbursement.
- Interest Rate on SLC to be 1 % above the interest rate charged on CC limit.
- No overdrawing will be permitted in SLC.

Term Loan: NA

Others: Interest shall be payable on the outstandings in the loan accounts computed on daily balances basis duly compounded and debited to the accounts at monthly rests on the last working day of every month, in accordance with the accounting practices of the Bank from time to time.
Commitment charges, as applicable, shall be payable in case of non-utilisation of sanctioned limits.
Pre-payment charges, as applicable, shall be payable in case of pre-payment of Term Loan instalments.

3. RATE OF INTEREST

Working Capital :
Linked to External Credit Rating 'BBB', as per Bank's extant instructions. Interest at the rate of 2.00 % above the Base Rate which is presently 9.30% p.a. Present effective rate 11.30 % p.a. calculated on daily products at monthly rests. Bank shall at any time and from time to time be entitled to vary the Interest Rate and margin based on the Credit Risk Assessment of the borrower and the Base Rate at its discretion.
In case of any change in Bank's instructions, lower of interest rate as applicable to internal credit rating (SB-03) or external rating will be applied. (Rate of Interest applicable to SB-3 rated account is Base Rate + 3.00 % i.e. 13.00 % at present.)

Standby Line of Credit:
1% above effective rate in CC i.e. BR + 3.00% ; presently effective being 12.30%. Bank shall at any time and from time to time be entitled to vary the Interest Rate and margin based on the Credit Risk Assessment of the borrower and the Base Rate at its discretion.

Term Loan : NA
Interest at the rate of ___ margin above the Base Rate which is presently ______ Present effective rate ________ calculated on daily product at monthly rests. Bank shall at any time and from time to time be entitled to vary the margin based on the Credit Risk

Assessment of the borrower and the Base Rate at its discretion.
Accrued but unapplied interest, if any, shall be governed by RBI's directives on IRAC norms. Interest rates on facilities extended in foreign currency shall be linked to LIBOR rates.

For ATB Finance & Investment (P) Ltd

Director

Page 4 of 15

For Air Travel Bureau Limited

For A & M Commercial Pvt. Ltd.

Director

Chairman & Managing Director

Application of interest in respect of Agricultural advances shall be in line with the harvesting seasons.

ENHANCED INTEREST

Each of the following events will attract penal interest at applicable rate as indicated, over and above the normal interest applicable in the account:

a) Enhanced rate of interest at 1% p.a. will be charged for the period of delay in respect of
   i. Delayed/non-submission of renewal data (beyond 3 months from the due date of renewal) required for review / renewal of limits.
   ii. Delayed / non-submission of annual financial statements.
   iii. Delayed / non-submission of stock statements (Delay beyond 10 days of the succeeding month shall be considered as non-submission).

b) Enhanced rate @2%p.a. will be charged on the excess drawings in case of any irregularity / breach is continuously / less than 60 days, and if it exceeds beyond 60 days, on the entire outstandings from the date of irregularity /breach. Enhanced interest will be compounded monthly.

c) Non-compliance with covenants (at 1% p.a.) 1% on the entire outstandings from the date of breach of covenant till the breach is approved by sanctioning authority.

d) On the extended time period (other than the time permitted by the sanctioning authority) for completion of mortgage formalities / consortium documentation etc.: 1% on the entire outstandings till such time the formalities are completed.

e) In cases where borrowers extends Corporate Guarantee to its associates without Bank's approval: 1% on the entire outstandings from the date of execution of guarantee till post-facto approval by the sanctioning authority, if any.

f) The Bank shall also be entitled to charge at its discretion, enhanced interest rates on the accounts either on the entire outstandings or on a portion thereof for any irregularity including non-observance or non-compliance of the Terms and Conditions of the advances for such period as the Bank deems it necessary.

However, the total penal interest charged on a borrower due to various non-compliances will not exceed 3%p.a.

4. <u>MARGINS</u>:

SL.	ITEM	MARGIN (IN %)
A	**FUND BASED LIMITS**	
a	Raw Materials : Imported	NA
b	Raw Materials : Indigenous	NA
c	Semi-Finished Goods	NA
d	Finished Goods	NA
e	Components / Consumables / Spares	NA
f	Domestic Receivables (**Cover: 90 days**)	40.00%
g	Export Packing Credit	NA
h	Term Loan	NA
B	**NON-FUND BASED LIMITS**	
a	Letters of Credit	NA
b	Bank Guarantees	20.00%

For ATB Finance & Investment (P) Ltd

Director

For Air Travel Bureau Limited

For A & M Commercial Pvt. Ltd.

Director

Chairman & Managing Director

Page 5 of 15

5. **TENOR / RETENTION PERIOD OF BILLS:**

90 days. The cover period of **90 days** for Receivables would be extended only in respect of buyers other than associate / sister concerns. Receivables beyond **90 days** will not be reckoned for computing Drawing Power. Drawing Power will also not be available on unpaid stocks.

6. **INSURANCE**:

All the assets charged to the Bank should always be fully insured by the Borrower against fire, lightning, riots, strikes, floods, cyclones, earthquakes, civil commotion, and other natural calamities, etc., with a company approved by the Bank in the joint names of the Bank and yourselves, at your cost for full market value or Bank's interest, whichever is higher. The policies / cover notes should be lodged with the Bank. The policies should be kept alive (current) during the currency of the advance. In the event of non-compliance, the Bank reserves the right (but not be bound to exercise) to take the insurance cover as required by the Bank by debit to your account. The machinery to be purchased out of the Term Loan, if any, to be insured for the full market value or original cost of the machinery, whichever is higher. Likewise all the renewals of the policies should also be effected /done by the Borrower at all materials.

7. **CREDIT GUARANTEE COVER:**

a) Pre-shipment Credit, if any, will be covered by the Bank under the Individual Packing Credit Guarantee (IPCG) of ECGC, with premium payable by debit to your account.
b) Post-shipment policy of ECGC with buyer-wise limits for non-L/C exports to be obtained by you at your cost, if applicable.
c) ECGC officials have the right to inspect the Unit, if considered necessary.
d) Credit Guarantee under CGTSI Scheme to be covered, wherever applicable.

8. **STOCK STATEMENTS:**

Statements of Stocks / Receivables hypothecated / pledged to the Bank are to be submitted regularly at monthly intervals as on the last day of every month before the 10th of the following month / within 10 days from the date of stock statement and / or whenever there is a large variation in stocks / Book Debts and also as on the date of the Balance Sheet (31st March). The statement should not include stagnant / obsolete / rejected stocks. Bills / Sundry Debtors outstanding beyond cover period should be shown separately in the statement. Sales and purchases figures for the month are to be reported. The details of unpaid stock with value should be shown separately. The Stock Statement should be signed by the authorized signatory. Suitable books / registers of the stock position are to be maintained at the factory / business premises.

The Stock Statement should invariably contain complete particulars of stocks, debtors (along with complete address), creditors, usance L/Cs opened, etc. It is essential that the outstanding borrowings at all times are fully covered by the value of security hypothecated, less the stipulated margins to be reckoned as per valuation of inventory given under Para 11 below. If at any time, the Drawing Power yielded by the stocks, debtors, etc., held by you falls below the amount borrowed, such excess drawings shall be adjusted forthwith. Partywise / agewise details for each bill raised shall be submitted on a monthly basis for computation of Drawing Power against Book Debts. Further, the level of Creditors / Acceptances over and above the accepted level will be deducted while computing Drawing Power.

For ATB Finance & Investment (P) Ltd

Director

Page 6 of 15

For A & M Commercial Pvt. Ltd.

Director

For Air Travel Bureau Limited

Chairman & Managing Director

9. **INSPECTIONS:**
The Bank's officials / inspectors are to be permitted in the factory / business premises as and when required to inspect the stocks / books / equipment. Where the premises are leased / hired, necessary approvals to the effect from the Lessor, if any required, are to be obtained. All assistance to be extended to the Bank's officials in conducting and completing such inspections smoothly. Necessary remedial steps also to be taken to rectify any shortcomings, if any, pointed out by the Bank's officials. The cost of such inspections shall be borne by you.

10. **STOCK AUDIT:**
Accounts with exposure above Rs.1.00 crore shall be subject to stock audit by bank's empanelled stock auditor as per the bank's guidelines from time to time. The fee shall be borne by the borrower.

11. **VALUATION OF INVENTORY:**

ITEM	TO BE VALUED AT
Imported Raw Material	Landed cost (i.e., invoice value plus Customs Duty but excluding Sales Tax and demurrage, if any) or market price, whichever is lower
Indigenous Raw Material, packing materials, consumable stores and spares	Invoice price or market price or Govt. controlled price, whichever is the lowest
Semi-Finished Goods and Finished Goods	Cost of Production or Selling Price or market price or Govt. controlled rates, whichever is the lowest

12. **SECURITY DOCUMENTS:**
The following security documents shall be executed by you and the Guarantors:

a. Supplemental Agreement of Loan-cum-Hypothecation
b. Guarantee Agreement
c. any other documents as may be required by the Bank

13. **OPEN TERM LOAN:** **Not Applicable.**
The following Terms and Conditions, amongst others, shall apply in respect of Open Term Loan Facility if any, sanctioned to you by the Bank:

a) The loan has been considered for the following genuine commercial purposes in line with the regular business activity of the Unit:

i)
ii)

For ATB Finance & Investment (P) Ltd

Director

Page 7 of 15

For Air Travel Bureau Limited

For A & M Commercial Pvt. Ltd.

Director

Chairman & Managing Director

b) The said facility is to be availed within 2 months from the date of sanction (currency of sanction). If the limits are not availed & utilized or only partially availed & utilized within 2 months from the date of sanction, the limit or unutilized portion of the limit, as the case may be, will lapse and shall, therefore, not be disbursed.
c) The total amount that would be disbursed will not exceed the overall limit sanctioned under this facility and multiple withdrawals also may be permitted only within the currency of sanction.
d) Every disbursal under this facility shall be made on receipt of a written request from you within the currency of sanction and release shall be subject to scrutiny of basic financial information.
e) The Bank shall be free to treat each disbursement as an individual loan or limit for accounting or any other purposes.
f) The period of repayment will commence from the date of the first drawdown for each sub-limit or loan in the facility.
g) The Bank may club together the repayment of the instalments of different sub-limits or loan disbursed and may be done on a month end / calendar quarter end, etc.
h) In the event of multiple disbursals, the Bank shall stipulate the repayment instalments for each purpose of drawal.
i) At the end of the currency of sanction, the Bank may combine and constitute all sub-limits or loans as one limit or loan by re-arranging or re-scheduling the repayment schedules in such a manner that the maximum period of repayment shall not exceed NA period.
j) The letters exchanged between the Bank and you shall form an integral part of the security documents and shall be annexed to the General Agreement for Term Loan / Agreement of Loan-cum-Hypothecation.
k) The primary security shall be hypothecation of the machinery purchased out of the Open Term Loan and the collateral security shall be
   i)
   ii)

For ATB Finance & Investment (P) Ltd

Director

For Air Travel Bureau Limited

For A & M Commercial Pvt. Ltd.

Director

Chairman & Managing Director

Minakshi Saxena

Sujata Narain

Page 8 of 15

TERMS & CONDITIONS

ANNEXURE B

a) Disbursement will be made only after completion of security documentation and formalities in respect of mortgage creation / extension. In respect of companies, in addition to these two requirements, charge to be filed with the Registrar of Companies within the prescribed period for creating a charge in favour of the Bank.

b) Drawings in the account will be regulated on the basis of Drawing Power computed as per the latest Stock Statement.

c) The Bank will have the right to examine at all times the Unit's books of account and to have the Unit's factories / offices / showrooms inspected from time to time by the officials of the Bank and / or qualified auditors and / or technical experts and / or management consultants or other persons of the Bank's choice.

d) The Unit should not be dissolved / reconstituted without obtaining Bank's prior approval in writing. Post-facto approval of reconstitution / dissolution will not be accorded nor shall the existing guarantors be released if the dissolution / reconstitution is effected without prior approval in writing.

e) The Unit should maintain adequate books and records which should correctly reflect their financial position and scope of operations and should submit at stipulated intervals such statements as may be prescribed by the Bank. The Unit should produce books of accounts for the inspection of Bank staff as and when called for.

f) The Unit should submit provisional financial statements within one month and audited financial statements within three months from the date of closure of the accounting year. The returns submitted to the Sales Tax and Income Tax authorities should also be submitted to the Bank.

g) The Unit should confine their entire business including foreign exchange business to us.

h) The Bank will have the option of appointing its nominee on the Board of Directors of the Unit to look after its interests.

i) The Capital invested in the business by the proprietor / partners / directors should not be withdrawn during the currency of our advance.

j) In case the Unit fails to complete the formalities with regard to creation of a charge in favour of the Bank within a period of two months from the date of this letter, an enhanced interest of 1% on the outstandings or reduction of Drawing Power by 10% / 20% or both will be considered without any reference to the Unit.

k) The Unit should keep the Bank informed of the happening of any event likely to have a substantial effect on their profits or business and the remedial measures taken in this regard.

l) The Unit should keep the Bank informed of any circumstances adversely affecting the financial position of their sister / associate / family / subsidiary / group concerns in which it has invested, including any action taken by any creditor against the said Units legally or otherwise.

For ATB Finance & Investment (P) Ltd

Director

Sujata Narain

Page 9 of 15

For A & M Commercial Pvt. Ltd.

Director

For Air Travel Bureau Limited

Chairman & Managing Director

Minakshi Saxena

m) After accounting for provision for taxation, the Bank will have the first charge on the profits of the Unit towards repayment of instalments under Term Loans sanctioned / DPGs executed by the Bank or other repayment obligations, interest and any other dues from the Unit to the Bank.

n) The proprietor / partners / directors should not withdraw the profits earned in the business / capital invested in the business without meeting the instalment(s) payable under the Term Loan. In the case of Companies, dividend should be declared only after meeting the dues to the Bank.

o) All moneys raised by way of deposits from friends, relatives and / or from any other source should not be withdrawn / repaid during the currency of the Bank's advance. Suitable stamped letters of undertaking from the Unit and 'No Withdrawal' letters from the depositors should be submitted to this effect to the Bank.

p) The Bank's name board(s) should be displayed prominently or painted on the machines pledged / hypothecated to the Bank and / or in the premises where the machines are installed and a list of such assets should also be displayed in the Unit.

q) The Unit and other depositors of title deeds should possess a clear, absolute and marketable title to the properties proposed to be legally / equitably mortgaged in favour of the Bank to the satisfaction of the Bank's solicitors / advocates. Further, the said properties are to be revalued as and when required at your cost.

r) Any legal expenses such as a solicitor's / advocate's fees, stamp duty, registration charges and other incidental expenses incurred in connection with the advance should be borne by the Unit.

s) In respect of Working Capital Limits of Rs. 1 crore and above, Financial Follow-up Report (FFR I) should be submitted at quarterly intervals within six weeks (42 days) from the close of relative quarter. FFR II (Half-yearly Operating Statement) should be submitted at half-yearly intervals within 8 weeks (56 days) from the close of the relative half-year. Non-submission of the statements will be construed as non-compliance of the covenants.

t) A charge of **Rs.21469.00/-** (6 branch allocations, hence, **Rs.128814.00/-**) will be levied per branch allocation in respect of limits allocated to other branches of the Bank.

u) In respect of creation / extension of Equitable Mortgage in respect of property offered as collateral security to the Bank, a charge of **Rs.57,250/-** will be levied.

v) Inspection charges : Actual expenses along with ST thereon @ 14.50% + Rs 11,400/-subject to a minimum of Rs. 34,200/- p.a.

w) Processing charges of 0.29925% of total WC limits of Rs.80.00 cr, i.e. **Rs.23,94,000/-** will be charged annually or at the time of renewal, whichever is earlier. Upfront fee at the rate of__NA__ of loan sanctioned will be charged in respect of Term Loan.

x) If the Credit Rating awarded to the Unit is below SB-10, the risk rating will be reviewed half-yearly. The Unit should provide necessary information to facilitate such a review. In the absence of half-yearly review for want of such information, the risk rating will automatically slip by one step.

y) Next renewal of the above facilities is due on **17/09/2016**.The Unit is required to submit financial data one month before the due date.

For ATB Finance & Investment (P) Ltd.

Director

For A & M Commercial Pvt. Ltd.

Director

For Air Travel Bureau Limited

Chairman & Managing Director

Page 10 of 15

z) In respect of Term Loans, enhanced rate of interest is payable under the following circumstances:

a) Non-payment of interest / instalments

b) Cross default

c) Adverse deviation by more than 20% from stipulated level in respect of any two of the following items : (i) Current Ratio, (ii) TOL / TNW and (iii) Interest Coverage Ratio

aa) In respect of certain schemes such as Swarojgar Credit Card, etc., the facility should be covered under the Group Insurance Scheme.

bb) In case of a Company being the borrower, the following terms are applicable:

- A resolution to be passed in a meeting of the Board of Directors of the Company for availing the credit facilities sanctioned by the Bank and a duly certified extract to be submitted to the Bank. The resolution should contain, *inter alia*, the following particulars:
  - Acceptance of the Terms & Conditions of the credit facilities sanctioned to the Company.
  - Authority in favour of Directors / Authorised Signatory to execute the security documents for availing the credit facilities sanctioned to the Company.
  - Authority in favour of Directors / Authorised Signatory for filing the documents and Form 8 and 13 with the Registrar of Companies for creating a charge over the assets of the Company in favour of the Bank.
  - Affixation of the Company's Common Seal on the security documents and vesting of authority to authenticate such affixation.
  - Requesting the guarantors to offer their Personal Guarantee / Corporate Guarantee in favour of the Bank for the credit facilities sanctioned to the Company.
  - Creation of first charge on the assets of the Company in favour of the Bank for the credit facilities sanctioned to the Company.
  - The charge over the assets of the Company in respect of the limits sanctioned herein should be registered with the Registrar of Companies within 30 days from the date of execution of documents and filed copies of Form 8 and Form 13, together with receipt should be deposited with us. The Certificate of Registration is to be produced to the Bank within reasonable time for our records.

For ATB Finance & Investment (P) Ltd

Director

For Air Travel Bureau Limited

Chairman & Managing Director

Sugeeta Narain

Page 11 of 15

For A & M Commercial Pvt. Ltd.

Director

Minakshi Saxena

ab) During the currency of the Bank's credit facilities, the Unit / Guarantors will not, without the Bank's prior permission in writing:

- Effect any change in the Unit's capital structure. Implement any scheme of expansion / modernization / diversification / renovation or acquire any fixed assets during any accounting year, except such schemes which have already been approved by the Bank.
- Formulate any scheme of amalgamation or reconstruction.
- Invest by way of share capital or lend or advance funds to or place deposits with any other concern, including sister / associate / family / subsidiary/ group concerns. However, normal trade credit or security deposits in the normal course of business or advances to employees can be excluded.
- Enter into borrowing arrangements either secured or unsecured with any other bank, Financial Institution, company or person.
- Undertake guarantee obligations on behalf of any other company, firm or person.
- Declare dividends for any year except out of profits relating to that year after making all due and necessary provisions and provided further that no default had occurred in any repayment obligations.
- Effect any drastic change in their management setup.
- Effect any change in the remuneration payable to the Directors / Partners, etc. either in the form of sitting fees or otherwise.
- Pay guarantee commission to the guarantors whose guarantees have been stipulated / furnished for the credit limits sanctioned by the Bank.
- Create any further charge, lien or encumbrance over the assets and properties of the Unit / Guarantors to be charged / charged to the Bank in favour of any other bank, Financial Institution, firm or person.
- Sell, assign, mortgage or otherwise dispose off any of the fixed assets charged to the Bank.
- Undertake any trading activity other than the sale of produce arising out of its own manufacturing / trading operations.
- Open any account with any other bank. If already opened, the details thereof is to be given immediately and a confirmation to this effect given to the Bank.

ac) The following particulars / documents are to be furnished / submitted to the Bank:

i. Permanent Account Number (PAN) of each Borrower / Guarantor and Corporate Identity Number (CIN) in the case of companies.

ii. Passport Number and other details including photocopies.

iii. 3 self-attested photographs of the Borrower and Guarantors.

iv. Location / site-map of immovable properties with important landmarks.

v. Names and addresses / occupations of all the legal heirs of Borrower and Guarantors.

vi. Details of properties not charged to the Bank.

For ATB Finance & Investment (P) Ltd

Director

Page 12 of 15

For A & M Commercial Pvt. Ltd.

Director

For Air Travel Bureau Limited

Chairman / Managing Director

ad) **OTHER CRITICAL COVENANTS:**

i. Company to submit the audited financial statement as on 31.03.2015 latest by 31.10.2015, failing which, penal interest @1% will be levied for the period of delay.
ii. Company to ensure that in the final audited financials, major parameters like sales, PBT/Sales, PAT, TNW, TOL/TNW, Current Ratio, etc. should not deviate by more than 15% from the provisional figures.
iii. Company to close the current account maintained with Axis Bank latest by 31.10.2015.
iv. Company to submit current account statements of HDFC and ICICI Bank on quarterly basis.
v. The sales routed in a year through the current accounts maintained with ICICI Bank and HDFC Bank should not exceed 5% of total sales of the Company.
vi. The company shall submit quarterly certificate to the Bank mentioning the details of investment in stock market, Mutual Funds, NBFC, ICD, real estate sector, if any.
vii. A separate undertaking will be given by the company that all covenants stipulated by the Pollution Control Board are / will be complied with.
viii. A separate undertaking will be given by the company as well as by the guarantors that no consideration whether by way of commission, brokerage fees or any other form would be paid by the former or received by the latter directly or indirectly.
ix. Interchangeability between fund-based and non-fund based limits permitted to the extent of 5% of total limits,i.e. Rs.4.00 cr.
x. 25% concession allowed in service charges for issuance of Bank Guarantee.
xi. **Financial Covenants:**

Parameter	Covenant detail	Target date
TOL / TNW	1.47	31-03-2016
TOL / Adj TNW	1.57	31-03-2016
Current Ratio	1.51	31-03-2016
PBDIT/Interest	4.99	31-03-2016

Details of Limits allocated to other branches

	Centre	Existing	Proposed
1	Mumbai (Sterling Centre, Worli and Lower Parel)	0.60	0.60
2	Hyderabad (Triveni Complex)	0.40	0.40
3	Chennai (Balaji Nagar)	0.40	0.40
4	Pune (Dhole Patil Road)	--	0.40
5	Bangalore (Richmond Road)	0.50	0.50
6	Kolkata	--	0.40
	Total	**1.90**	**2.70**

For ATB Finance & Investment (P) Ltd

Director

For A & M Commercial Pvt. Ltd.

Director

For Air Travel Bureau Limited

Chairman & Managing Director

Page 13 of 16

Other Applicable Charges

Other charges				
ITEM	Existing Rate	Card rate	Proposed rate	Extent of concession (%)
Processing fee	0.225% of entire working capital	0.399% of entire working capital	0.29925% of entire working capital, i.e. Rs.23,94,000/-	25%
Commitment charges	Between 50-75 % utilisation: 0.25% on unutilized limit Less than 50 % utilisation: 0.50% on unutilized limit	Between 50-75 % utlisation: 0.25% on unutilized limit Less than 50 % utilisation: 0.50% on unutilized limit	Between 50-75 % utilisation: 0.25% on unutilized limit Less than 50 % utilisation: 0.50% on unutilized limit	NA
BG	Minimum commission: Rs 500/- Upto Rs. 5 crore: 1.575 % p.a. Above Rs.5 cr and upto Rs.10 cr.: 0.975 % p.a. Above Rs.10 cr.: 0.975 % p.a.	Minimum Commission: Rs.600+ST/- Upto Rs. 5 crore:- 2.20 % p.a + service tax Above Rs.5 cr and upto Rs.10 cr.: 1.90%p.a. + ST Above Rs.10 cr: 1.60%p.a.+ST	Minimum Commission: 25% Rs.600/- Upto Rs. 5 crore:- 1.65 % p.a.+ service tax Above Rs.5 cr. and upto Rs.10 cr.: 1.425%p.a. + ser tax Above Rs.10 cr: 1.20%p.a.+ST.	25%
Interchangeability between limits	0.01% of the limit, minimum Rs 1,000/-, max. Rs.25,000/-	0.01% of the limit, minimum Rs. 2,000/- max. Rs. 50,000/-	Rs 4000/-	Nil
Limit Allocation Charge	Rs.15000/- p.a. for allocation of limits to each branch.	Rs.25000/- p.a. +ST for allocation of limits to each branch.	Rs 150282.00/- for 7 branches	25%
Mortgage Charges	For FB limits Above Rs. 5 cr – Rs 25 per lac, Min. Rs. 25,000/- and Max. Rs. 40,000/-	For FB limits Above Rs. 5 cr – Min. Rs. 50,000/- +ST. Above charges are applicable for a maximum of 5 recitals only. Beyond 5 recitals, Rs 5000/- per recital to be recovered.	Rs 57,250.00/- +Rs.5000.00+ST for 10 properties, i.e. Rs.114500/-	Nil

For ATB Finance & Investment (P) Ltd

Director

Page 14 of 16

For A & M Commercial Pvt. Ltd.

Director

For Air Travel Bureau Limited

Chairman & Managing Director

ae) Notwithstanding anything contained hereinabove, we confirm having agreed that the Bank reserves the absolute right to cancel the limits (either fully or partially) unconditionally without prior notice

(a) in case the limits / part of the limits are not utilized by us, and/or

(b) in case of deterioration in the loan accounts in any manner whatsoever, and/or

(c) in case of non-compliance of terms and conditions of sanction".

af). The Credit Information Bureau (India) Ltd. or any other authorized agency may use, process, publish or furnish for consideration or otherwise the information disclosed and / or data or products prepared by them to any person, and to other credit granters and confirms that the Borrower(s) shall not raise any dispute whatsoever in that behalf in all respects and to all intents.

ag) The Company undertakes that none of its directors, is the director or specified near relation of a director of a banking company.

For A & M Commercial Pvt. Ltd.

Director

For ATB Finance & Investment (P) Ltd

Director

Page 15 of 16

For Air Travel Bureau Limited

Chairman & Managing Director

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